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                                                                    EXHIBIT 10.9

                           [The Ohio Bank letterhead]


                                December 22, 1998


Mr. Jack W. Donaldson
7779 Hickory Lane
Findlay, Ohio 45840

Dear Jack:

This letter confirms and documents our discussions regarding your election to terminate your employment with The Ohio Bank (the "Company"), accept the package of separation benefits outlined below and provide consulting services to the Company.

This letter will memorialize our agreement concerning the foregoing, as follows:

       1.     Your employment with the Company will formally end May 31, 1999.

       2. All Company-provided employee pension benefits will cease on May 31, 1999, however, you will retain any rights that are then-vested under the Company's employee pension benefit plans. You also will be entitled to any conversion rights provided by any insurer under the Company's group insurance plans, including any applicable life and disability insurance plans.

       3. Beginning June 1, 1999, you and your current spouse will be provided with the coverage then being provided to ongoing Company employees under the Company's group health plan; this coverage will last until you (and in your spouse's case, your spouse) first becomes entitled to Medicare Part A (or a comparable government program). You will, of course, be responsible for any "employee" contributions, co-pay and deductible amounts normally paid by plan-covered employees and dependents.

       4. The Company will pay you $110,000 in cash (less applicable withholding) in the form of severance pay. This amount will be paid on or before June 30, 1999. This severance pay constitutes full payment and satisfaction of all of your rights and claims against the Company (and any affiliated company), including rights to incentive pay, stock options, bonuses, accrued vacation pay, sick and/or holiday pay.

       5. For a period of two years after termination of your employment, you will make yourself available to provide such consulting services as may be requested of you from time to time by the President or Board of Directors of the Company, including service on the Board of Directors and committees of the Board. In addition to directors' fees, the Company will pay you $600,000 for your consulting services.


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              This compensation will be paid in three installments - $125,000 on or before June 30, 1999, $235,000 on or before June 30, 2000 and the balance of $240,000 on or before June 30, 2001. You understand that director's fees and compensation for your consulting services are paid to you as an independent contractor and that you will be fully responsible for all federal, state and local taxes applicable to such compensation.

       6. Without the Company's express approval, you will not, at any time prior to May 31, 2003, accept any other employment, or engagement as a proprietor, consultant, or partner, with any outside business or enterprise that competes with the Company within seventy-five
              (75) miles of the Hancock (Ohio) County Courthouse. You acknowledge and agree that the Company is entitled to specific performance of this provision, including an injunction to restrain you from competing with it.

       7. You will not at any time use, reveal or divulge any confidential information about the Company. Confidential information means information that is not generally known and from which the Company derives actual or potential economic value because such information is not generally known by others. Confidential information includes, but is not limited to, sales and marketing information, customer account records, training and operations material and memoranda, personnel records, pricing and financial information relating to the business, accounts, customers, employees and affairs of the Company, financial data and lists of actual or potential customers.

       8. You will sign, date and return the attached Release and Covenant Not To Sue no earlier than May 31, 1999 and no later than June 15, 1999.

Finally, the terms of this letter agreement shall remain confidential, and neither you nor the Company will publish or publicize the terms of this letter agreement in any manner. You will not discuss or reveal the terms of this agreement to any persons other than you immediate family, your attorney and your financial advisors. You will not disparage the Company, its parent, related entities or affiliates, or its officers, directors, or employees. Likewise, neither the Company not its officers, directors, or employees shall disparage you.

                                         Yours truly,

                                         /S/ Richard R. Hollington, Jr.
                                         Richard R. Hollington, Jr.
                                         Chairman, The Ohio Bank


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I have carefully read, fully understand and agree to be bound by all the terms of this letter agreement.


                                                /s/ Jack W. Donaldson
                                                --------------------------------
                                                Jack W. Donaldson


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